Exhibit 23.1







                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of The Kroger Co. on Form S-8 of our report, which includes an explanatory paragraph for the change in accounting for postretirement benefit costs other than pensions, dated February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of The Kroger Co. as of January 1, 1994, and January 2, 1993, and for the years ended
January 1, 1994, January 2, 1993, and December 28, 1991.   We
also consent to the reference to our Firm under the caption
"Experts".






(Coopers & Lybrand)

COOPERS & LYBRAND
Cincinnati, Ohio
May 23, 1994